EXHIBIT 5.1


                                         October 10, 1996



Litchfield Financial Corporation
789 Main Road
Stamford, Vermont 05352

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 349,768 shares of Common Stock, par value $.01 per share of Litchfield Financial Corporation, a Massachusetts corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary as a basis for the opinion as hereinafter expressed.

         Based   upon  the   foregoing   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the Commonwealth of Massachusetts.

         2. The Company is authorized to issue 8,000,000 shares of common stock with a par value of $.01 per share (the "Common Stock").

         3. The 349,768 shares of Common Stock proposed to be sold by the Selling Stockholder named in the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.



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         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration Statement on Form S-3 and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                       Very truly yours,

                                        /s/Hutchins, Wheeler & Dittmar
                                       HUTCHINS, WHEELER & DITTMAR
                                       A Professional Corporation



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